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                                                                          [LOGO]
NEWS RELEASE
MEDIA                                       INVESTORS
FLAG Telecom                                FLAG Telecom
Ben Banta (+44 20 7478 9745)                Catherine Nash (+44 20 7317 0894)
bbanta@flagtelecom.com                      cnash@flagtelecom.com

Sloane & Company (USA)                      Sloane & Company
Dan O'Connor (+1 212 446 1865)              Charles Southworth (+1 212 446 1892)
Porter Novelli (Asia, Middle East, Europe)
Simon Taylor (+44 20 7853 2271)



        FLAG TELECOM DELIVERS THIRD QUARTER RESULTS IN LINE WITH GUIDANCE

         FLAG TELECOM NOW OFFERS CUSTOMERS CONNECTIVITY AROUND THE GLOBE

  WELL POSITIONED TO LEVERAGE COMPETITIVE STRENGTHS IN ASIA AND THE MIDDLE EAST



Bermuda, 6 November 2001 - FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global network services provider and independent carriers' carrier, today announced its financial results for the quarter ended 30 September 2001, in line with guidance despite challenging market conditions.

THIRD QUARTER 2001 HIGHLIGHTS SUMMARY

o Cash revenues at $723.9m and adjusted EBITDA at $612.7m for the nine months to 30 September 2001, up 275% and 376%, respectively, over the same period in 2000

o    GAAP revenues for third quarter 2001 of $55.6m, up 103% over third quarter
     2000

o    Strong current cash position of $668.8m

o FLAG Atlantic-1 completed and entered into full commercial service within budget

o    Additional financing obtained for FLAG North Asian Loop

o FLAG Telecom becomes first company to partner with China Netcom Corporation to offer international, city-to city IPLC services from China

Andres Bande, Chairman and Chief Executive Officer of FLAG Telecom, said: "We have had a good quarter, remaining in line with our guidance and continuing to see the benefits of our focused approach to the business. FLAG Telecom remains a fundamentally sound company. Clearly, our ability to deliver revenue growth and meet our targets in challenging market conditions is a direct result of the competitive advantages and unique reach of our global network, the quality and stability of our customer base and the high levels of service we are able

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to provide to those customers. While the global economic outlook has been deteriorating for some time, the tragic events of 11 September have driven confidence down even further. Despite these difficult conditions, we were able to achieve GAAP revenues of $55.6m and EBITDA of $3.9m in the third quarter of 2001. We continue to keep our operating costs under tight scrutiny and remain in line with our capital expenditure expectations for this year. Our global network plan is well advanced and with the completion of FLAG Atlantic-1 this quarter and the full FLAG North Asian Loop coming on stream next year, we anticipate lower levels of capital spending going forwards.

"During the quarter we were successful in closing a financing facility for the FLAG North Asian Loop project raising new capital from external sources, consistent with our strategy of leveraging our projects to achieve an optimal financing structure. Our liquidity position remains sound and we are in compliance with all our existing banking and debt covenants. We are pleased to see that sales performance in the fourth quarter has begun in line with our expectations which gives us confidence in our cash revenue guidance for the full year.

"In the near term, our strategy is to preserve capital and control costs, to drive the revenue generating capabilities of our global network by adding next tier services, to continue to leverage our regional advantages in the Middle East and Asia, and to expand our reach through alliances and partnerships. We have a unique competitive opportunity. We can currently offer customers connectivity around the globe and serve customers in certain areas of the world where there are few competing networks. We can benefit from our long-standing relationships with our customers and expect continuing significant levels of repeat business. As a result, we believe we are well positioned in this global economic downturn and should stand to benefit from any market recovery in the future."

Ed McCormack, Chief Operating Officer of FLAG Telecom, said: "We are very pleased to have brought FLAG Atlantic-1 into full commercial service during the quarter and are now delivering a fully protected, city-to-city service to our customers to the very highest industry standards. The construction of our Metro Rings in New York, London and Paris is nearing completion and will enable our customers to re-route traffic from the point of termination to other specified sites within the city ring. The build out of the FLAG North Asian Loop continues on schedule and we are expecting the ready for service date for the full system to be around mid 2002. Capacity on the busy UK to Spain segment of the FLAG Europe-Asia system was doubled during the quarter to meet increasing customer demand. In relation to Pacific connectivity, we have obtained access to competitively priced capacity across this important route and have an inventory to meet our near-term requirements.

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"In August we announced our arrangement with China Netcom Corporation (CNC), a leading Chinese facilities based telecom operator, for the establishment of a virtual PoP in Shanghai. Importantly, this will enable us to provide CNC's customers with access to our global network and will enable our customers to reach deep into China. We are satisfied with the demand we saw in the quarter for our managed bandwidth product, particularly in regions where customers are turning to cable transmission as an alternative to satellite. We continue to develop our IP capabilities and are well on our way to building an IP network with one of the broadest international reaches through the combination of our unique global transport layer and strong relationships with peering partners around the world.

"Now that our network is operational on all the routes and able to take traffic in both directions around the globe, we are focused on offering customers a suite of end-to-end products delivering premium levels of service, reliability, technical excellence and flexibility. For the future, our operational challenges include the development of new distribution channels for our services and the establishment of cost effective local access through regional partnerships and alliances."

FINANCIAL HIGHLIGHTS

GAAP revenues increased in the third quarter to $55.6m, continuing their sequential growth over the last seven quarters. GAAP revenues were up 54% compared with the second quarter in 2001 and up 103% compared with the third quarter in 2000. EBITDA in the quarter remained positive and in line with our guidance at $3.9m, after a restructuring charge of $1.6m following the cessation of the FLAG Pacific (FP-1) project. This compares with EBITDA of $2.8m in the second quarter of 2001 and $1.6m in the third quarter of 2000.

Cash revenues for the quarter were $245.6m, giving cash revenues for the first nine months of 2001 of $723.9m compared with cash revenues for the first nine months of 2000 of $193.2m. Cash revenues excluding presales were $102.1m in the third quarter and $305.7m in the period to 30 September 2001. Adjusted EBITDA was $194.2m for the quarter and $612.7m for the first nine months of 2001, up 376% over the same period in 2000. Excluding presales, adjusted EBITDA was $50.7m for the third quarter, giving $194.5m for the first nine months of the year.

On a segmental basis, GAAP revenues from Capacity and Operations were $43.9m in the third quarter, up some 70% over the second quarter, reflecting the full recognition of FLAG Atlantic-1 (FA-1) presales and a proportion of FLAG North Asian Loop (FNAL) presales in GAAP revenue.

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Third quarter EBITDA for the segment was $12.3m, after a restructuring charge of
$1.6m following the cessation of the FP-1 project, up 101% compared with EBITDA of $6.1m in the previous quarter.

Revenues from our Network Services segment were $11.7m, compared with $10.3m in the second quarter of 2001. Cash revenues for the segment were $39.1m due to a number of contracts being sold on an IRU basis and therefore being paid for in full up front. EBITDA for this segment in the third quarter was negative $8.4m compared with negative $3.3m in the previous quarter. Network expenses in the quarter increased to $16.0m compared with $10.2m in the second quarter due to continuing third party connectivity and restoration costs. We expect this segment to continue to deliver low margins until such costs are reduced by migrating the services onto our fully protected global network.

SG&A costs in the third quarter were $18.2m compared with $12.9m last quarter, representing 33% of third quarter revenues. The increase in SG&A expenses is in line with our expectations as we bring more of our global network into commercial operation and, as a result, we still expect SG&A costs to represent some 32%-35% of GAAP revenues for the full year. Group headcount remained fairly static at approximately 400 as at the quarter end, and is expected to remain at or around this level into next year.

In the quarter we incurred a one-off charge of $28.2m following the previously announced cessation of the FP-1 project. This charge comprised a restructuring charge of $1.6m and an asset impairment charge of $26.6m, largely in relation to the costs incurred on the project. Including this one-off charge, net loss for the quarter was $80.9m with a net loss per share of $0.60. Excluding the charge, the net loss for the quarter was $52.7m and net loss per share was $0.39.

Cash capital expenditure for the quarter was $204.3m, the majority of which was in relation to the construction costs for FA-1 and FNAL, giving capital expenditure for the first nine months of 2001 of $1.1bn. We remain on track with our capital expenditure target for the full year of approximately $1.6bn. Given we are now some 80% completed in our current network development spend plans we expect capital expenditure in 2002 to be in the range $300m-$350m.

Total assets as at 30 September 2001 increased to $3.7bn and Gross Plant, Property and Equipment was $2.7bn, with Net Plant, Property and Equipment of $2.5bn.

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Cash on hand as at 30 September 2001 was $668.8m and total debt was $1.2bn. We continue to service our debt costs and to make principal repayments according to schedule. In the quarter, approximately $3.5m was repaid on the FLAG Europe-Asia
(FEA) term loan and we are ahead of repayments in relation to this facility. At the end of the quarter a total of $100m had been drawn on the FA-1 facility and we expect to convert this facility in the fourth quarter with a maximum draw down of between $270m-$280m. We currently expect our year end cash balances to be in the range $520m-$570m. Following the closing of the FNAL facility, further liquidity is available to us in 2002 of up to $200m. In addition, we also have access to $35m in undrawn revolving credit facilities. The Company continues to be in compliance with its banking and debt covenants.

OPERATIONAL HIGHLIGHTS

Progress was made with the PoP roll-out plan in the quarter, with the establishment of a virtual PoP in Shanghai in association with China Netcom Corporation. We increased the number of PoPs in operation to 20 by adding additional PoPs in New York, Hong Kong and Tokyo. We now also have access to trans-US connectivity between our New York and San Francisco PoPs. We continued enhancing the IP capabilities of the network by installing Juniper equipment and software. With six PoPs worldwide now offering IP services and established peering relationships with over 80 peering partners, we are progressing our aim of becoming a premier provider of global IP services.

FA-1 entered into full commercial service during the quarter and is now carrying fully protected traffic. The project was completed on budget at a total cost of $1.1bn.

The Eastern, Hong Kong to Tokyo, leg of FNAL, the multi-terabit, intra-Asian system being developed in association with Level 3 Communications Inc., was commissioned last quarter and city-to-city services on this route have been initiated. Construction of the cable station on the Taiwan spur of this leg is progressing to schedule and submarine plant is being installed. Cable laying activity has begun on the Japan to Korea segment of the Western leg and the construction of the Korean cable station is going according to plan. The RFS date for the whole system is currently scheduled for around mid 2002.

During the quarter the Porthcurno, UK to Estepona, Spain segment of FEA was upgraded by 5 Gbps using Ciena's Multiwave Corestream DWDM equipment to meet customer demand and a further effective upgrade of the cable was achieved by the purchase of terrestrial capacity linking the landing station at Palermo, Italy to Porthcurno via London.

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CONFERENCE CALL

The Company will hold an analysts conference call to discuss these results at 10:00am EST/3:00pm GMT on Wednesday, 7 November 2001. The conference call will be webcast simultaneously for public listening via the FLAG Telecom website at www.flagtelecom.com.

ABOUT FLAG TELECOM
FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia, FLAG Atlantic-1 and FLAG North Asian Loop. Leveraging this unique network, FLAG Telecom's Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ISPs, and ASPs worldwide. Principal shareholders are: Verizon Communications Inc., Dallah Albaraka Group and Tyco International Ltd. Recent news releases and information are on FLAG Telecom's website at: www.flagtelecom.com


FORWARD LOOKING STATEMENTS
Statements contained in this Press Release, which are not historical facts, may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those statements relating to the completion of the FNAL and the Metro Rings, the building of an IP network, the capital expenditure expectations, the cash revenue guidance, the strategy to preserve capital and control costs, adding next tier services, leveraging regional advantages, expanding the Company's reach through alliances and partnerships, the expectation of repeat business, the development of new distribution channels, the establishment of cost effective local access, the expectation for low margins for Network Services, the expectations on SG&A, including headcount, the conversion of the FA-1 credit facility, the expectation of further liquidity under FNAL credit facility, expected year end cash balance and the Company's position for the challenges presented by the economic slowdown and the changing competitive environment. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, those discussed in documents the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended December 31, 2000. The Company cautions readers not to rely on forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements.

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FLAG TELECOM HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

The following table summarizes the results for the three months and nine months ended 30 September 2001 and 30 September 2000.

(Numbers in $ thousands, except per share amounts)

                                                    Three months      Three months      Nine months      Nine months
                                                           ended             ended            ended            ended
                                                    30 September      30 September     30 September     30 September
                                                            2001              2000             2001             2000
                                                     (Unaudited)       (Unaudited)      (Unaudited)      (Unaudited)
REVENUES                                                  55,599            27,327          120,734           71,200

OPERATING COSTS:
Network Expenses                                          16,006             4,686           33,939            8,288
Operations and Maintenance                                15,946             7,603           33,720           24,574
Sales and Marketing                                        4,568             3,552           11,454            9,942
General and Administrative                                13,645             9,877           32,172           27,564
Restructuring and asset impairment                        28,169                 -           28,169                -
Depreciation and amortization                             39,254            19,598           85,928           59,596
                                                     -----------       -----------      -----------      -----------

OPERATING LOSS                                           (61,989)          (17,989)        (104,648)         (58,764)
Income from Affiliates                                         -             1,138                -            3,326
Interest Expense                                         (26,576)          (28,287)         (80,023)         (74,417)
Foreign Exchange Gain / (Loss)                             2,675            16,502           (7,511           18,870
Interest Income                                            7,570            21,654           38,771           48,925
                                                     -----------       -----------      -----------      -----------
LOSS BEFORE INCOME TAXES                                 (78,320)           (6,982)        (153,411)         (62,060)
Provision for income taxes                                 2,575               164            5,575              935
                                                     -----------       -----------      -----------      -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF ADOPTION            (80,895)           (7,146)        (158,986)         (62,995)
OF SFAS NO. 133
Cumulative Effect of adoption of SFAS No. 133 (5)              -                 -          (1,291)                -
                                                     -----------       -----------      -----------      -----------
NET LOSS                                                 (80,895)           (7,146)        (160,277)         (62,995)
                                                     -----------       -----------      -----------      -----------
Basic and diluted net loss per share before                (0.60)            (0.05)           (1.19)           (0.49)
cumulative effect of adoption of SFAS No.133
Basic and diluted loss per share attributable              (0.00)            (0.00)           (0.01)           (0.00)
to the cumulative effect of adoption of SFAS         -----------       -----------      -----------      -----------
No. 133
Basic and diluted net loss per share                       (0.60)            (0.05)           (1.20)           (0.49)
                                                     ===========       ===========      ===========      ===========
Weighted average common shares outstanding           134,132,484       133,977,574      134,116,942      129,751,360
                                                     ===========       ===========      ===========      ===========
EBITDA (2)                                                 3,863             1,609            7,878              832
Adjusted for Non-Cash Items:
-  Movement in deferred revenue                          189,988            44,973          603,125          122,004
-  Non-cash stock compensation                               346             1,340            1,657            5,890
                                                     -----------       -----------      -----------      -----------
ADJUSTED EBITDA (3)                                      194,197            47,922          612,660          128,726
                                                     ===========       ===========      ===========      ===========
CASH REVENUES (4)                                        245,587            72,300          723,859          193,204
                                                     ===========       ===========      ===========      ===========

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FLAG TELECOM HOLDINGS LIMITED

BALANCE SHEETS AS AT 30 SEPTEMBER 2001 AND 31 DECEMBER 2000

(Numbers in $ thousands)

                                               As at 30 September 2001          As at 31 December 2000 (1)
                                                           (Unaudited)
Current Assets
- Cash                                                         498,320                           919,709
- Other                                                        316,031                           164,812

Property and Equipment
- Gross                                                      2,695,915                         1,639,583
- Accumulated depreciation                                    (175,597)                          (90,908)
                                                             ---------                         ---------
- Net book value                                             2,520,318                         1,548,675


Restricted cash                                                170,444                           372,808
Goodwill, net                                                   30,310                            31,463
Other Assets                                                   181,188                            41,297
                                                             ---------                         ---------

TOTAL ASSETS                                                 3,716,611                         3,078,764
                                                             ---------                         ---------

Current Liabilities                                            450,192                           282,428
Deferred revenue - current                                     125,814                            51,597
Deferred revenue - long term                                 1,123,667                           594,759
Senior notes                                                   989,229                           984,002
Cross currency swap                                                408                                 -
Other long term debt                                           168,500                           155,000
Other liabilities                                                3,082                             3,371
                                                             ---------                         ---------
TOTAL LIABILITIES                                            2,860,892                         2,071,157
SHAREHOLDERS' EQUITY                                           855,719                         1,007,607
                                                             ---------                         ---------
TOTAL LIABILITIES AND                                        3,716,611                         3,078,764
SHAREHOLDERS' EQUITY                                         ---------                         ---------


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FLAG TELECOM HOLDINGS LIMITED

SEGMENTAL INFORMATION

Management reviews financial results of the Group on the basis of the following two business segments, which include revenues from the various types of products and services as noted:

Capacity and Operations         - Traditional carrier services, involving
                                  dispositions of capacity by sale, right of use or lease
                                - Operation and maintenance revenues

Network Services                - Managed bandwidth services
                                - Other value-added and related services

Details of the financial results of the two business segments for the three months ended 30 September 2001 and 2000 are summarized below reconciled to the totals for the Group as a whole.

(Numbers in $ thousands)

                                            Three months ended        Three months ended
                                             30 September 2001         30 September 2000
                                                   (Unaudited)               (Unaudited)
CAPACITY AND OPERATIONS

Revenues
- Capacity                                              27,620                    11,374
- Operation and Maintenance                             16,235                    10,217
                                                        ------                    ------
                                                        43,855                    21,591

Operating Loss                                         (51,225)                  (15,915)
EBITDA (2)                                              12,273                     3,462
Adjusted EBITDA (3)                                    175,259                    49,630
Cash Revenues (4)                                      206,453                    66,564

NETWORK SERVICES


Revenues                                                11,744                     5,736
Operating Loss                                         (10,764)                   (2,074)
EBITDA (2)                                              (8,410)                   (1,853)
Adjusted EBITDA (3)                                     18,938                    (1,708)
Cash Revenues (4)                                       39,134                     5,736

TOTAL


Revenues                                                55,599                    27,327

Operating Loss                                         (61,989)                   (17,989)
EBITDA (2)                                               3,863                     1,609
Adjusted EBITDA (3)                                    194,197                    47,922
Cash Revenues (4)                                      245,587                    72,300


(1) Extracted without amendment from the audited financial statements of the company.
(2) EBITDA is operating income / (loss) plus depreciation and amortization and the one-off asset impairment charge, as set out in the table below:

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         (Numbers in $ thousands)

                                              Three months   Three months     Nine months    Nine months
                                                     ended          ended           ended          ended
                                              30 September   30 September    30 September   30 September
                                                      2001           2000            2001           2000
                                               (Unaudited)    (Unaudited)     (Unaudited)    (Unaudited)
         Operating loss                            (61,989)       (17,989)       (104,648)       (58,764)
         Depreciation and amortization              39,254         19,598          85,928         59,596
         One-off asset impairment charge            26,598              -          26,598              -
                                               -----------    -----------     -----------    -----------
         EBITDA                                      3,863          1,609           7,878            832
                                               -----------    -----------     -----------    -----------

(3) Adjusted EBITDA is operating income/(loss) plus the following items: depreciation and amortisation, one-off asset impairment charge, non-cash stock compensation and changes in deferred revenue.
(4) Cash revenues are accounting revenues plus changes in deferred revenues.
(5) Cumulative effect of adoption of SFAS No. 133 reflects the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138, during the first quarter of 2001.